EXHIBIT 99.1

Lowell Farms Inc. Announces Unaudited Second Quarter 2022 Financial and Operational Results

SALINAS, Calif., Aug. 09, 2022 (GLOBE NEWSWIRE) -- Lowell Farms Inc. (the “Company”) (CSE: LOWL; OTCQX: LOWLF), a California-born innovator in cannabis cultivation and maker of the legendary brand Lowell Smokes, announces unaudited revenue and operating results for the second quarter (ended June 30, 2022). All figures stated are in US Dollars.

Second Quarter Financial Highlights:

  Revenue generated for the three-month period ended June 30, 2022 was $13.2 million; an increase of 6% sequentially and down 13% from Q2 2021, reflecting a 51% reduction in bulk flower pricing year over year.
  Bulk flower revenue increased 94% sequentially while declining 37% from Q2 levels last year due to lower pricing.
  CPG revenue declined 18% sequentially and 23% from the prior year, as the company held pricing stable and reorganized its CPG offering.
  Lowell brand revenues remain strong representing 66% of CPG revenues compared to 60% in the prior year.
  Lowell Farm Services (LFS) revenue increased $1.2 million from the first quarter due to spring harvests and third-party bulk flower revenue.
  Gross margin as reported was 11.3% in the second quarter compared to 12.7% sequentially and 37.9% year over year, reflecting strong bulk pricing in the prior year.
  Operating expenses were $4.5 million or 34% of sales for the quarter, compared to $4.0 million or 33% of sales in the first quarter and $6.2 million or 41% of sales in the first quarter last year, reflecting cost reductions realized in the current year.
  The operating loss in the second quarter was $3.0 million compared to an operating loss of $2.5 million sequentially and an operating loss of $0.5 million year-over-year, reflecting significantly lower bulk pricing year over year.
  Net loss for the first quarter was $4.6 million compared sequentially to a net loss of $4.1 million, which compares to net income of $0.7 million in the second quarter last year, which included an insurance claim receipt of $2.6 million and favorable bulk flower pricing.
  Adjusted EBITDA in the first quarter was negative $1.1 million compared sequentially to adjusted EBITDA of negative $0.9 million and positive adjusted EBITDA of $0.7 million year over year. Adjusted EBITDA is a non-GAAP financial measure. See “Use of Non-GAAP Financial Information” below for further information and a detailed reconciliation to Net Loss, the closest comparable GAAP measure.
Revenue Summary ($’s in ‘000)

			Q/Q	Q/Q
	March 31, 2022	June 30, 2022	% Change	$ Change
CPG Revenues	$9,077	$7,444	-18%	(1,633)
Bulk Product	$1,758	$3,415	94%	1,657
LFS/Third-Party Bulk	$851	$2,048	141%	1,197
Out-of-State Licensing	$723	$274	-62%	(449)
Net revenue	$12,409	$13,181	6%	772

“California cannabis is in the middle of a fight for survival. There are fewer chairs at the table than there are attendees,” said Chairman of the Board George Allen. We will prevail through innovation and branding, and not by lowering our prices. While the second quarter is a disappointment, we are well prepared for our upcoming 35’s launch in September. ”

Subsequent events to the first quarter ended March 31, 2022:

  Lowell Herb Co. Expands Award-Winning Cannabis Brand with All-New Products, April 18, 2022
    https://ir.lowellfarms.com/news-events/press-releases/detail/85/lowell-herb-co-expands-award-winning-cannabis-brand-with
  Lowell Farms Inc. Becomes Exclusive Distributor of Zippo Products for California Cannabis Dispensaries, April 20, 2022
    https://ir.lowellfarms.com/news-events/press-releases/detail/86/lowell-farms-inc-becomes-exclusive-distributor-of-zippo
  Schwazze to Bring Lowell Smokes to Colorado and New Mexico, May 11, 2022
    https://ir.lowellfarms.com/news-events/press-releases/detail/90/schwazze-to-bring-lowell-smokes-to-colorado-and-new-mexico
  Lowell Farms to Acquire Automated Pre-Roll Manufacturing Assets From Canadian Innovator, May 25, 2022
    https://ir.lowellfarms.com/news-events/press-releases/detail/91/lowell-farms-to-acquire-automated-pre-roll-manufacturing

Operational Highlights and Ongoing Initiatives:
The Company’s focus remains on key initiatives to drive sustainable profitable growth as well as working closely with governing bodies to ensure effective changes in the cannabis industry taxation system that would make higher profitability possible.

  Cultivation Quality and Efficiency:
    The Company’s focus on refining its cultivation processes, genetics, and facilities continue to improve the yield, potencies, and increase margins quarter over quarter.
      Lowell Farms saw its flower production at the greenhouse continue to increase, with flower totaling 12,053 lbs during the second quarter of 2022 in comparison to 8,356 lbs in the first quarter of 2022.
        The Company harvested 42 times in the second quarter of 2022; in contrast to 41 harvests in the first quarter of 2022.
        The average turn time for the flowering rooms has seen continued improvement and is now at 57 days in the second quarter of 2022 compared to 58 days in the first quarter of 2022.
        The Company continues to evolve its licenses and completed construction and received the Monterey County Cannabis Business permit, a prerequisite to the California Annual License.
  Lowell Farm Services:
    Lowell Farm Services, a first-of-its-kind cannabis processing facility in Salinas Valley, continues to improve operational efficiencies with a stronger focus on new clients and scalability.
      As expected, Lowell Farm Services revenue increased 141% sequentially to $2.0 million.
      Licensing revenue declined 62% sequentially to $0.3 million, partially on account of timing of packaging orders.
      The sequential increase in Lowell Farm Services reflects revenue from third-party seasonal harvests and third-party bulk flower sales and the decline in licensing revenue reflects lower packaging shipments to licensees in the quarter.

  Portfolio Brands, Bulk Product and Out-of-State Licensing:

    CPG revenue declined 18% sequentially to $7.4 million and declined 23% year over year while bulk flower revenue increased 94% sequentially to $3.4 million, while declining 37% year over year.
      The decline in CPG revenue is due to holding pricing stable and current efforts to reorganize edible and concentrates product offerings.
      The Company sold approximately 6,374 lbs of bulk flower, a 76.8% increase sequentially.
    Lowell Herb Co. revenues remain strong and represent 66% of CPG revenues in the current quarter compared to 60% in the second quarter last year.
      Lowell Herb Co. ranked 10th amongst the top 30 brands in California in terms of lowest change in wholesale cost per gram (-2.6% from Q1 to Q2) which confirms the brand loyalty to be able to hold prices steady in an uber-competitive market.
      In Q2, portfolio brands Lowell Herb Co. and House Weed combined for the 2nd highest sales in the combined categories of Flower and All-Flower Prerolls per Headset.
    Out-of-state Licensing
      Collectively out-of-state revenues fell from $723k in the first quarter of 2022 to $274k in the second quarter.
        The drop included a decline in royalties from $389k to $263k.
        The decline in royalties is something the Company is addressing with its partner within those markets.
        The markets continue to experience supply disruptions during the quarter which contributed to sales declines.
      The Company anticipates launching Colorado and New Mexico late in the third quarter with Schwazze and the team is bullish about their prospects in those markets.

“To compete with the illicit market, we have to do it with quality and value,” said CEO Mark Ainsworth. “Our whole plan is built on three pillars: exceptionally good cannabis, a brand that people trust, and automation. We are closer than ever to having all three.”

Q2 Financial Results Earnings Conference Call Details:
The conference call with management at 5:30 p.m. EDT on Tuesday, August 9, can be accessed using the following dial-in information:

U.S. and Canadian Toll Free: 1-877-407-0789
International: 1-201-689-8562
Webcast: Lowell Farms Inc.
Conference ID: 10169777

Please dial-in at least 10 minutes before the call to register.

The conference call will be webcast live and archived on the investor relations section of the Lowell Farms website at https://ir.lowellfarms.com/.

ABOUT LOWELL FARMS INC.
Lowell Farms Inc. (CSE:LOWL; OTCQX:LOWLF) (the “Company”) is a California-based cannabis company with advanced production capabilities supporting every step of the supply chain, including cultivation, extraction, manufacturing, brand sales, marketing, and distribution. Lowell Farms grows artisan craft cannabis with a deep love and respect for the plant, and prides itself on using sustainable materials – from seed to sale – to produce an extensive portfolio of award-winning originals, including Lowell Herb Co, House Weed and MOON, for licensed retailers statewide.

Lowell Farms Inc. Media Contact
pr@lowellfarms.com

Lowell Farms Inc. Investor Relations Contact
Bill Mitoulas
416.479.9547
ir@lowellfarms.com

Lowell Farms Inc. Company Contact
Mark Ainsworth
ir@lowellfarms.com

Forward-Looking Information and Statements
This news release contains certain "forward-looking information" within the meaning of applicable Canadian securities legislation and may also contain statements that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking information and forward-looking statements are not representative of historical facts or information or current conditions, but instead represent only the Company’s beliefs regarding future events, plans or objectives, many of which, by their nature, are inherently uncertain and outside of the Company’s control. Generally, such forward-looking information or forward-looking statements can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or may contain statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "will continue", "will occur" or "will be achieved.” The forward-looking information and forward-looking statements contained herein may include, but are not limited to, the anticipated growth of Lowell Farm Services and the ability of the Company to successfully achieve its business objectives and expectations for other economic, business, and/or competitive factors. There can be no assurance that such forward-looking information and statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such forward-looking information and statements. This forward-looking information and statements reflect the Company’s current beliefs and are based on information currently available to the Company and on assumptions the Company believes are reasonable.

Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking information. Such risks and other factors may include, but are not limited to: general business, economic, competitive, political and social uncertainties; general capital market conditions and market prices for securities; operating and development costs; competition; changes in legislation or regulations affecting the Company; the timing and availability of external financing on acceptable terms; the available funds of the Company and the anticipated use of such funds; favorable production levels and outputs; the stability of pricing of cannabis products; the level of demand for cannabis product; the availability of third-party service providers and other inputs for the Company’s operations; lack of qualified, skilled labor or loss of key individuals; and risks and delays resulting from the COVID-19 pandemic. A description of additional assumptions used to develop such forward-looking information and a description of additional risk factors that may cause actual results to differ materially from forward-looking information can be found in the Company’s disclosure documents, such as the Company’s annual information form filed on the SEDAR website at www.sedar.com and the Company's Form 10 filed on the SEC website at www.sec.com. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. Readers are cautioned that the foregoing list of factors is not exhaustive. Readers are further cautioned not to place undue reliance on forward-looking information as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Forward-looking information contained in this news release is expressly qualified by this cautionary statement.

The forward-looking information contained in this news release represents the expectations of the Company as of the date of this news release and, accordingly, is subject to change after such date. However, the Company expressly disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities law.

Neither the Canadian Securities Exchange nor its Regulation Service Provider has reviewed, or accepts responsibility for the adequacy or accuracy of, the content of this news release.

Use of Non-GAAP Financial Information

EBITDA is net income (loss), excluding the effects of income taxes (recovery); net interest expense; depreciation and amortization; and adjusted EBITDA also includes noncash fair value adjustments on investments; unrealized foreign currency gains/losses; share-based compensation expense; and other transactional and special expenses, such as out-of-period insurance recoveries and acquisition costs and expenses related to the markup of acquired finished goods inventory, which are inconsistent in amount and frequency and are not what we consider as typical of our continuing operations. Management believes this measure provides useful information as it is a commonly used measure in the capital markets and as it is a close proxy for repeatable cash generated by operations. We use adjusted EBITDA internally to understand, manage, make operating decisions related to cash flow generated from operations and evaluate our business. In addition, we use adjusted EBITDA to help plan and forecast future periods.

This measure is not necessarily comparable to similarly titled measures used by other companies. A reconciliation of this measure to Net Loss is provided below.

Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)
	June 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$2,205	$7,887
Accounts Receivable - net of allowance for doubtful accounts of $1,139 at June 30, 2022 and December 31, 2021	6,040	8,222
Inventory	14,930	13,343
Prepaid expenses and other current assets	2,880	1,976
Total current assets	26,055	31,428
Property and equipment, net	62,526	64,779
Other intangibles, net	40,593	40,756
Other assets	309	416

Total assets	$129,483	$137,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,329	$3,102
Accrued payroll and benefits	831	650
Notes payable, current portion	301	221
Lease obligation, current portion	2,563	2,444
Other current liabilities	4,575	3,706
Total current liabilities	11,599	10,123
Notes payable	6	28
Lease obligation	32,737	34,052
Convertible debentures	14,400	14,012
Mortgage obligation	8,787	8,857
Total liabilities	67,529	67,072

STOCKHOLDERS' EQUITY
Share capital	189,686	189,368
Accumulated deficit	(127,732)	(119,061)
Total stockholders' equity	61,954	70,307

Total liabilities and stockholders' equity	$129,483	$137,379

Condensed Consolidated Statements of Cash Flows
(unaudited)
(in thousands)
	Six Months Ended
	June 30,	June 30,
	2022	2021
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(8,671)	$(5,988)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,433	1,858
Amortization of debt issuance costs	451	420
Share-based compensation expense	318	625
Provision for doubtful accounts	459	173
Loss on sale of assets	8	-
Termination of branding rights agreement	-	152
Unrealized loss (gain) on change in fair value of investments	107	(125)
Changes in operating assets and liabilities:
Accounts receivable	1,723	(1,526)
Inventory	(1,587)	(1,501)
Prepaid expenses and other current assets	(904)	(553)
Accounts payable and accrued expenses	1,277	(4,320)
Net cash used in operating activities	$(3,386)	$(10,785)
CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from asset sales	$5	$1,979
Purchases of property and equipment	(1,030)	(608)
Acquisition of business assets, net	-	(6,642)
Net cash used in investing activities	$(1,025)	$(5,271)
CASH FLOW FROM FINANCING ACTIVITIES
Principal payments on lease obligations	(1,196)	(1,164)
Payments on notes payable	(75)	(128)
Proceeds from exercise of warrants and options	-	710
Net cash used by financing activities	$(1,271)	$(582)

Change in cash and cash equivalents	(5,682)	(16,638)
Cash and cash equivalents—beginning of year	7,887	25,751
Cash, cash equivalents —end of period	$2,205	$9,113

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$2,655	$605
Cash paid during the period for income taxes	$60	$187

OTHER NONCASH INVESTING AND FINANCING ACTIVITIES
Purchase of property and equipment not yet paid for	$58	$-
Issuance of subordinate voting shares in exchange for net assets acquired	$-	$43,259
Liabilities assumed and receivable forgiveness in exchange for net assets acquired	$-	$2,910
Debt and associated accrued interest converted to subordinate voting shares	$-	$478

Condensed Consolidated Statements of Income (Loss) (unaudited) (in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
Net revenue	$13,181	$15,157	$25,589	$26,183
Cost of goods sold	11,687	9,413	22,522	21,915

Gross profit	1,494	5,744	3,067	4,268

Operating expenses
General and administrative	2,649	3,817	4,813	6,285
Sales and marketing	1,747	2,233	3,508	3,667
Depreciation and amortization	123	167	231	491
Total operating expenses	4,519	6,217	8,552	10,443

Loss from operations	(3,025)	(473)	(5,485)	(6,175)

Other income/(expense)
Other income (expense)	(156)	1,858	(295)	1,416
Unrealized change in fair value of investment	(36)	18	(107)	124
Interest expense	(1,337)	(598)	(2,649)	(1,215)
Total other income (expense)	(1,529)	1,278	(3,051)	325

Income (loss) before provision for income taxes	(4,554)	805	(8,536)	(5,850)
Provision for income taxes	60	74	135	138
Net income (loss)	$(4,614)	$731	$(8,671)	$(5,988)

Net income (loss) per share:
Basic	$(0.04)	$0.01	$(0.08)	$(0.10)
Diluted	$(0.04)	$0.00	$(0.08)	$(0.10)
Weighted average shares outstanding:
Basic	112,026	71,021	111,981	61,956
Diluted	112,026	201,278	111,981	61,956

The table below reconciles Net Loss to Adjusted EBITDA for the periods indicated.

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(in thousands)	2022	2021	2022	2021
Net income (loss)	$(4,614)	$731	$(8,671)	$(5,988)
Interest expense	1,339	598	2,649	1,215
Provision for income taxes	60	75	135	138
Depreciation and amortization in cost of goods sold	1,628	584	2,888	1,168
Depreciation and amortization in operating expenses	123	167	231	491
Depreciation and amortization in other income (expense)	171	195	314	195
EBITDA(1)	(1,293)	2,350	(2,454)	(2,781)
Investment and currency (gains)/ losses	37	(19)	107	(125)
Share-based compensation	157	336	318	625
Net effect of cost of goods on mark-up of acquired finished goods inventory	-	497	-	662
Transaction and other special charges	-	(2,424)	30	(2,424)
Adjusted EBITDA(1)	$(1,099)	$740	$(1,999)	$(4,043)
(1) Non-GAAP measure